Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 5th day of October, 2006 (the “Effective Date”) by and between Affirmative Insurance Holdings, Inc. (the “Company”) and Kevin R. Callahan (“Executive”).
PRELIMINARY STATEMENTS
     A. Executive has served as interim Chief Executive Officer, and the Company now desires to employ Executive as Chief Executive Officer, and Executive desires to be employed by the Company in this capacity; and
     B. Each party desires to set forth in writing the terms and conditions of their understandings and agreements.
     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement:
STATEMENT OF AGREEMENT
     1. Position.
          (a) The Company agrees to employ Executive in the position of Chief Executive Officer. Executive shall serve and perform the duties which may from time to time be assigned to him by the Company’s Board of Directors (the “Board”).
          (b) Executive agrees to serve as Chief Executive Officer and agrees that he will devote his best efforts and all of his business time and attention to all facets of the business of the Company and will faithfully and diligently carry out the duties of these positions; provided, however, that Executive may participate on the Board of Directors for Corus Bankshares, Inc. and the Advisory Board for AlphaConnect (or its affiliates), so long as neither entity beneficially owns or disposes of or acquires beneficial ownership in the stock of a Competitor or operates a Competitor, as defined in Section 8(b)(i) below, and so long as such participation does not interfere with the performance of his duties hereunder. Executive agrees to comply with all Company policies in effect from time to time, and to comply with all laws, rules and regulations applicable to the Company, including, but not limited to, those established by the Department of Insurance, the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company.
          (c) Executive will serve on the Company’s Board of Directors (“Board”), at the continuing discretion of the stockholders, during the Term of this Agreement. Further and upon request by the Board of the Company and consent by Executive, Executive shall serve as a Director of any and all of Company’s subsidiaries, provided, however, such consent shall not be unreasonably withheld.
          (d) Executive agrees to travel as necessary to perform his duties under this Agreement.

          (e) The Company, in its sole discretion, may require that Executive be designated an employee of one or more of the Company’s subsidiaries or affiliates for such purposes as payroll and benefits administration. The employment of Executive by any such subsidiary or affiliate to facilitate the Company’s internal administrative purposes shall be considered employment by the Company within the meaning of this Agreement and shall not otherwise affect any of the rights or responsibilities of the Company or Executive hereunder, including, but not limited to, Executive’s level of compensation. Notwithstanding the foregoing, the Company shall not be entitled to redesignate Executive’s employment as contemplated in this Section, if such redesignation would preclude him from being represented in all public filings as the Chief Executive Officer of the Company.
          (f) The position of Chief Executive Officer shall be located at the Company’s administrative offices, presently located in Chicago, Illinois.
     2. Term of Agreement.
          (a) Initial Term. The initial term of this Agreement shall be three (3) years from the Effective Date (“Initial Term”), unless otherwise terminated pursuant to Section 5 of this Agreement. The Initial Term, and any extension thereof shall be referred to herein as the “Term.”
          (b) Expiration of Term. This Agreement will terminate automatically upon the expiration of the Initial Term, or any extension thereof. In the event that the parties do not renew this Agreement at the end of Initial Term, Executive shall immediately vest in fifty percent (50%) of the then-unvested equity and equity-based awards made in Section 3(c) of this Agreement.
     3. Compensation and Benefits.
          (a) Base Salary. The Company shall pay Executive an annual salary rate of Six Hundred Fifty Thousand Dollars ($650,000), with such amounts to be paid on a bi-weekly basis (“Base Salary”) pursuant to the Company’s standard payroll practices. Executive’s Base Salary shall be reviewed at least annually for consideration of appropriate merit increases and, once established, the Base Salary shall not be decreased during the Term without the consent of Executive.
          (b) Bonus Opportunities. In addition to the Base Salary, Executive will be eligible to participate in the Company’s bonus plan(s) (“Bonus”) on a basis no less favorable than any other senior executive of the Company, with an annual target bonus of no less than Three Hundred Fifty Thousand Dollars ($350,000) (the “Target Bonus”), through the end of 2006, to be paid on a prorated basis based on the number of months Executive is employed by Company during 2006 under this Agreement, pursuant to the criteria set forth as Exhibit A attached hereto. Thereafter, Executive’s annual incentive opportunities shall be as determined by the Compensation Committee pursuant to criteria set forth on or before March 31 of each fiscal year.
          (c) Stock. Executive will also be eligible to participate in the Company’s 2004 Amended and Restated Stock Incentive Plan (“Stock Plan”), as may be amended from time to time. Notwithstanding the foregoing, the Company’s Compensation Committee has authorized, and pursuant to the authority of the Compensation Committee, the Company hereby grants to Executive the following:
               (i) Restricted Stock. As of the Effective Date, the Company hereby grants to Executive Seventy Thousand (70,000) restricted shares of common stock of the Company under the terms of the Stock Plan subject to such restrictions and limitations as are set forth in the Restricted Stock Agreement attached hereto as Exhibit B.
               (ii) Stock Options. As of the Effective Date, the Company hereby grants to Executive the following options to purchase shares of common stock of the Company under the terms of the Stock Plan subject to the restrictions and limitations as are set forth in the Stock Option Agreement attached hereto as Exhibit C.
               a) Option 1 – Covering 100,000 shares with an exercise price of Fifteen and 60/100 dollars ($15.60) per share.
               b) Option 2 – Covering 100,000 shares with an exercise price of Twenty dollars ($20.00) per share.
               c) Option 3 – Covering 115,000 shares with an exercise price of Twenty-five dollars ($25.00) per share.
               d) Option 4 – Covering 115,000 shares with an exercise price of Thirty dollars ($30.00) per share.
          (d) Automobile Allowance. The Company shall provide Executive an automobile allowance in an amount to be determined from time to time by the Board or the Company’s Compensation Committee, provided that such amount shall be no less than one thousand two hundred dollars ($1,200) per month.
          (e) Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.
          (f) Benefits Generally. The Company shall make available to Executive, throughout the term of this Agreement, benefits as are generally provided by the Company to its executive officers, including but not limited to any group life, health, dental, vision, disability or accident insurance, 401(k) plan, supplemental retirement plan, deferred compensation plan, or other such benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company for its executive officers and key management personnel; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy.
          (g) Vacation. Executive shall be entitled to paid time off (“PTO”) of no less than thirty (30) days during each calendar year, consistent with the policies then applicable to executive officers.

     4. Reimbursement of Expenses. The Company shall reimburse Executive for all business expenses, which are reasonable and necessary and are incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers, or such other information and documentation as the Company may reasonably require. The Board reserves the right to deny any unreasonable business expense.
     5. Termination.
          (a) Termination by the Company.
               (i) Without Cause. The Company may terminate this Agreement for any reason or no reason upon thirty (30) days written notice to Executive. If the Company terminates this Agreement pursuant to this provision, the Company will provide Executive with the following: (1) the payment of all earned but unpaid Base Salary and PTO (“Accrued Compensation”), (2) an amount equal to the previous year’s Bonus paid to Executive prorated on a daily basis for the number of days employed in year of termination through the date of termination (the “Pro Rata Bonus”), (3) the payment of an amount equal to two (2) times the sum of (a) the Executive’s then-current Base Salary and (b) an amount equal to the previous year’s Bonus paid to Executive (provided, however, that if Executive is terminated without cause during the first year of this Agreement only, this amount will be Three Hundred Fifty Thousand ($350,000)) (this item (3) constituting the “Additional Severance Payment”), and (4) the continuation of substantially similar medical, life, dental, vision and disability insurance for Executive and Executive’s eligible spouse and family members, for the twenty-four (24) month period following termination or until Executive accepts new employment and becomes eligible for any such insurance, whichever time period is shortest. Executive shall provide Company with written notice within five (5) business days after he accepts new employment. The continued medical benefits will initially be provided through COBRA, and will subsequently be provided through coverage purchased by the Company for Executive and his eligible spouse and family members.
               (ii) For Cause. The Company may terminate this Agreement at any time for Cause. Upon termination by the Company for Cause, Executive shall only be entitled to Accrued Compensation. “Cause” means any of the following:
               a) Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with the Company, or any material violation of Company policies (including the Company’s ethics policies), or any law, rules, or regulations applicable to the Company, including, but not limited to, those established by the Department of Insurance, the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company or any failure by Executive to inform the Company of any violation of any law, rule or regulation by the Company or one of its direct or indirect subsidiaries of which Executive has knowledge;
               b) Executive’s conviction of, or pleading guilty or nolo contendere to, a felony or any lesser crime having as its predicate element fraud, dishonesty, misappropriation, or moral turpitude;

               c) Executive’s neglect of duties or failure to perform obligations under this Agreement (other than due to disability) that materially causes harm to the Company or that has materially damaged or interfered with the Company’s relationships with its customers, suppliers, employees or other agents; provided, however, that the Company shall give the Executive written notice of any actions or omissions alleged to constitute Cause under this subsection (c) and the Executive shall have thirty (30) days to cure any such alleged Cause;
               d) Executive’s substance abuse or illegal use of drugs that impairs Executive’s performance, that materially causes harm to the Company or that, in the reasonable judgment of the Board, has damaged or interfered with the Company’s relationships with its customers, suppliers, employees or other agents;
               e) Executive’s commission of an act or acts in the performance of his duties under this Agreement amounting to gross negligence or willful misconduct; or
               f) Executive’s breach of Sections 7 or 8 of this Agreement.
               g) The Company may place Executive on paid administrative leave from work during any investigation by the Company of a “cause” reason for Executive’s termination, and may prohibit Executive from coming into work, accessing the Company’s computer system, and contacting its employees or customers during this time; provided, however, upon a failure of the Board of Directors to find that Cause exists, such placing of Executive on leave two times during the Term shall constitute Good Reason under Section 5 below.
               h) Cause shall be determined by the affirmative vote of at least a majority of the members of the Board (excluding the Executive, if a Board member). Executive shall be given fifteen (15) days written notice of the Board meeting at which Cause shall be decided, and shall be given an opportunity prior to the vote on Cause to appear before the Board, with or without counsel, at Executive’s election, to present arguments on his own behalf. The notice to Executive of the Board meeting shall identify with reasonable detail the reasons for such consideration of Cause. The pendency of the notice period described herein shall not prevent or delay the Company’s ability to enforce the restrictive covenants contained herein.
               (iii) Change in Control. If following a Change in Control, (A) the Company terminates this Agreement for reasons other than Cause, or, (B) Executive terminates this Agreement for Good Reason, the Company shall provide Executive with the following: (1) Accrued Compensation, (2) a Pro Rata Bonus, (3) an amount equal to the Additional Severance Payment, (4) the full and immediate vesting of all outstanding equity or equity based awards, and (5) the continuation of all medical, life, dental, vision and disability insurance for Executive and Executive’s eligible spouse and family members, for the twenty-four (24) month period following termination. The term “Change in Control” shall mean a transaction or event (or series of transactions or events) as a result of which any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than any Excluded Person, the Company or any Company employee benefit plan, including its trustees) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of all of the securities of the Company held by New Affirmative LLC held immediately prior to such transaction or event (or series of transactions or events) and all director designees of New Affirmative LLC are no longer on the Company’s Board; provided, however, that in no event shall the distribution, sale, transfer, or acquisition of securities of the Company held by New Affirmative LLC or any Excluded Persons (or any successor thereof) to any Excluded Person trigger a “Change in Control.” “Excluded Person” shall mean any of New Affirmative LLC, Affirmative Investment LLC, The Enstar Group, Inc. and any of their respective stockholders, members, affiliates, subsidiaries, or any such persons under common control.
          (b) Termination by Executive.
               (i) No Good Reason. Executive may terminate this Agreement for any reason upon providing thirty (30) days written notice to the Company. If Executive terminates this Agreement pursuant to this provision, the Company will pay Executive the Accrued Compensation.
               (ii) For Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean termination of Executive’s employment with the Company by the Executive by giving at least thirty (30) days advance written notice within thirty (30) days of the occurrence of one of the following events:
               a) the Company’s material breach of any provision of this Agreement or any of the covenants contained herein that, if capable of being cured, remains uncured after Executive has delivered a written notice of breach to the Company and after the Company has had thirty (30) days after receipt of such written notice to cure such breach;
               b) in the event of a requirement that Executive relocate Executive’s principal office to a location that is more than forty (40) miles from the location of the Company’s administrative offices in Chicago, Illinois; provided, however, that travel as necessary to perform duties under this Agreement shall not be deemed a violation of this subsection (b).
               c) without the Executive’s written consent: (A) a material adverse change in the Executive’s status, office, title, position or responsibilities (including reporting responsibilities) as Chief Executive Officer which represents a material adverse change from his status, office, title, position or responsibilities as Chief Executive Officer as in effect at any time within 90 days preceding such occurrence or at any time thereafter; provided, however, that if Executive holds the position of Chairman of the Board at any time during this Agreement, then any such change as to the position of Chairman of the Board shall not be deemed a violation of this subsection (c); (B) the assignment to Executive of any duties or responsibilities which are materially inconsistent with and adverse to his status, office, title, position or responsibilities as Chief Executive Officer in effect at any time within 90 days preceding such occurrence or at any time thereafter; provided, however, that if Executive holds the position of Chairman of the Board at any time during this Agreement, then any such assignment as to the position of Chairman of the Board shall not be deemed a violation of this subsection (c); or (C) any removal of the Executive from any such material status, office, title, position or responsibility as Chief Executive Officer; provided, however, that if Executive holds the position of Chairman of the

Board at any time during this Agreement, then any such removal as to the position of Chairman of the Board shall not be deemed a violation of this subsection (c);
               d) without the Executive’s written consent, a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due; provided, however, that the Executive shall give the Company written notice of any actions or omissions alleged to constitute Good Reason under this subparagraph (d) and the Company shall have ten (10) business days to cure any such alleged Good Reason; or
               e) without the Executive’s written consent, the Company fails to nominate Executive for a position on the Board in connection with the Company’s regularly scheduled annual stockholders’ meeting.
Upon termination for “Good Reason” pursuant to this provision, Executive shall be entitled to all benefits and payments as provided in Section 5(a)(i) hereof for a termination by the Company without Cause. Executive shall only be required to give notice one time under this Section 5(b)(ii) and shall not be required to provide notice and a cure period for any breach or other action that is not capable of cure.
          (c) Disability. The Company may terminate this Agreement at any time Executive shall be deemed by the Board to have sustained a “disability.” Executive shall be deemed to have sustained a “disability” if he shall have been unable, with reasonable accommodation, to perform his duties for a period of more than ninety (90) consecutive days in any twelve (12) month period. Upon termination of this Agreement for disability, the Company shall pay Executive his Accrued Compensation, and the Pro Rata Bonus.
          (d) Death. This Agreement will terminate automatically upon Executive’s death. Upon termination of this Agreement because of Executive’s death, the Company shall pay Executive’s estate his Accrued Compensation, and the Pro Rata Bonus.
          (e) Employment. Upon termination of this Agreement for any reason, including expiration of the Term, written notice of intent not to renew this Agreement pursuant to Section 2, or a termination for a reason specified in this Section 5, Executive’s employment shall also terminate and cease, and Executive will voluntarily resign any Director or Board positions he holds, unless otherwise requested by the Company.
          (f) Transition Period. Upon termination of this Agreement, and for a period of thirty (30) days thereafter (the “Transition Period”), Executive agrees to make himself available to assist the Company with transition projects reasonably assigned to him by the Board. Executive will be paid at a daily rate of Two Thousand Five Hundred Dollars ($2,500.00) dollars per day, for each day which Executive worked on behalf of the Company pursuant to this Section 5(f).
          (g) Severance Payment. Any payment to Executive under this Section 5 (other than pursuant to Section 5(a)(iii)) will be payable in equal monthly installments due on the first day of each month during the course of the Non-Interference Period. In the event of a payment to be made to Executive pursuant to Section 5(a)(iii), such payment shall be made within five (5) business days of such termination. Executive shall not be entitled to, and the Company shall not pay, any severance under any other plan, program or policy of the Company.
          (h) Notwithstanding the foregoing severance provisions, if the Board (or its delegate) determines in its or his or her discretion that Executive is a “Specified Employee” (as defined in Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”)), as of the date of termination, and that Section 409A applies with respect to any payment(s) to Executive pursuant to any of the paragraphs of this Section 5, such payment(s) shall not (solely to the extent required by Section 409A) begin until the six (6) month anniversary of the date of termination, and at which time Executive shall be paid a single lump sum equal to those payment(s) he would otherwise have received during such six (6) months, and then the balance of the payment(s) will continue in monthly installments thereafter through completion of the Non-Interference Period (with each monthly installment being paid in the gross sum of the full payment(s) divided by 24) as may be provided herein; provided, however, that if the Board (or its delegate) determines in its or his or her discretion that Executive is not a Specified Employee as of the date of termination (or that Section 409A does not apply with respect to a payment to Executive pursuant to Section 5), such payment shall be made in accordance with the provisions of this Section 5, provided that the requirements set forth in Section 6 have been met by Executive.
     6. Release. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any payment set forth in Section 5 of this Agreement, Executive agrees to execute (and not revoke) a severance and release agreement in the form attached hereto as Exhibit D (the “Release”). If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive the above-stated severance payments. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death. No payments shall be made under Section 5 until the period to revoke the release has terminated.
     7. Nondisclosure.
          (a) The Company shall, immediately after executing this Agreement, provide Executive with some or all of the Company’s various trade secrets and confidential or proprietary information, including information he has not received before, consisting of, but not limited to, all information: that is non-public or proprietary to the Company, or its affiliates including, but not limited to, information concerning its business activities including, but not limited to, the present marketing and administration of certain insurance business and processes, including but not limited to any and all information concerning non-standard automobile insurance business, financial information, administrative procedures, pricing methods and policies, client lists and information, business and marketing strategies, claims and underwriting procedures and guidelines, claims and underwriting files, utilization review and manuals, data format, data gathering retrieval systems and methods, ideas about current and future services. Confidential Information shall not include: (i) information that Executive may furnish to third parties regarding his obligations under Sections 7 and 8; or (ii) information that becomes generally available to the public by means other than Executive’s breach of Section 7 (for example, not as a result of Executive’s unauthorized release of marketing materials).

          (b) Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during Executive’s employment with the Company and thereafter. Executive further agrees that he shall not, without the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company, except as Executive may be required by Court Order. If such Court Order is issued, Executive shall inform the Company a reasonable time prior to compliance.
          (c) Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within seventy-two (72) hours) after the termination or expiration of this Agreement for any reason.
     8. Noncompete, Nonsolicitation, and Non-Disparagement.
          (a) Business Relationships and Goodwill. Executive acknowledges and agrees that, as an employee and representative of the Company, Executive will be given Confidential Information. Executive acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, Executive and the Company’s current and prospective customers, limited partners, and investors. Executive further acknowledges and agrees that there is a high risk and opportunity for any person given such responsibility and Confidential Information to misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective customers, limited partners, and investors. Executive therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation. Consequently, Executive agrees to the following noncompetition and nonsolicitation covenants.
          (b) Scope of Noncompetition Obligation.
               (i) Executive acknowledges and agrees that the period of two (2) years following the termination or expiration of this Agreement for any reason will constitute the non-compete, non-solicit and non-divert period (the “Non-Interference Period”). During his employment and during the Non-Interference Period, Executive will not engage in duties or provide services to a Competitor which are substantially similar to those Executive provided to the Company under this Agreement, in any capacity, upon the termination or expiration of this Agreement in states where the Company is doing business or has expended resources in pursuit of, or in preparation to do, business (“Prohibited Market”). The term “Competitor” means (i) insurance companies providing non-standard automobile insurance coverage of any type or class as a primary line of business (in excess of fifteen percent (15%) of aggregate revenues), (ii) underwriting agencies (or managing general agencies) that produce and administer non-standard automobile insurance as a primary line of business, and (iii) retail agencies that sell non-standard automobile insurance policies as a primary line of business.

               (ii) Executive agrees that he shall not at any time during his employment divert away or attempt to divert away any business from the Company to another company, business, or individual. Additionally, Executive shall not, during the Non-Interference Period, solicit, divert away or attempt to divert away business from any Company Customer, either directly or indirectly. “Company Customer” is defined as any then-current customer that Executive contacted, solicited, serviced, or had accessed Confidential Information about. “Solicit” is defined as soliciting, inducing, attempting to induce, or assisting any other person, firm, entity, business or organization, whether direct or indirect, in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by Executive, the Company Customer, or any other person, firm, entity, business, or organization.
               (iii) Executive further agrees that during the Non-Interference Period, he will not directly or indirectly: (a) solicit, entice, persuade or induce any employee, agent or representative of the Company, who was an employee, agent or representative of the Company upon the termination or expiration of this Agreement, to terminate such person’s relationship with the Company or to become employed by any business or person other than the Company; (b) approach any such person for any of the foregoing purposes; (c) authorize, solicit or assist in the taking of such actions by any third party; or (d) take actions to hire any such person.
               (iv) Executive further agrees that, during the Non-Interference Period, he shall not own, manage, operate, control, invest or acquire an interest in, or otherwise similarly engage or participate in (whether as a proprietor, owner, member, partner, stockholder, director, officer, employee, consultant, joint venturer, investor, sales representative or other participant) any Competitor or business or entity that owns or operates, or controls another business or entity that owns or operates a Competitor located in the Prohibited Market; provided, however, that the foregoing provisions shall not prohibit the Employee from: (a) being a passive investor in any publicly traded entity, as long as any such investment does not exceed ten percent (10%) of the outstanding equity securities of such entity; (b) continuing as a non controlling investor in any entity which subsequent to the date of the Executive’s investment therein becomes the owner or operator of, or acquires control of another business or entity that owns or operates, a Competitor in a Prohibited Market (provided that if any entity in which the Executive is a non controlling investor acquires a non-standard automobile insurance in a Prohibited Market, the Executive shall limit his participation in such entity to a passive role); or (c) investing in or becoming employed by any entity whose ownership, operation or control of a Competitor is not material relative to its principal business activities provided Executive’s participation in such a Competitor is not a material part of Executive’s duties.
          (c) Non-Disparagement. During the term of Executive’s employment with the Company and following the termination or expiration of this Agreement for any reason, Executive shall not disparage, discredit or otherwise criticize, directly or indirectly, verbally or in writing, the Company or any of its subsidiaries, or any of their respective businesses, products, practices, trademarks, employees, officers, or directors. Further, during the term of Executive’s employment with the Company and following the termination or expiration of this Agreement, the officers of the Company shall not disparage, discredit or otherwise criticize, directly or indirectly, verbally or in writing, including issuing a public statement, Executive.

          (d) Acknowledgement. Executive acknowledges that the compensation and Confidential Information provided to Executive pursuant to this Agreement, give rise to the Company’s interest in restraining Executive from competing with the Company, that the noncompetition and nonsolicitation covenants are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.
          (e) Survival of Covenants. Sections 7 and 8 shall survive the expiration or termination of this Agreement for any reason. Executive agrees not to challenge the enforceability or scope of Sections 7 and 8. Executive further agrees to notify all future persons, businesses, or other entities, with which he becomes affiliated or employed by, of the restrictions set forth in Sections 7 and 8, prior to the commencement of any such affiliation or employment.
     9. Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
     10. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.
     11. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient: if to the Company, General Counsel, 4450 Sojourn Drive, Suite 500, Addison, TX 75001 and if to Executive, to such address as specified by the Executive to the Company from time to time in writing. Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

     12. Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction. Any action or arbitration in regard to this Agreement or arising out of its terms and conditions, pursuant to Sections 26 and 27, shall be instituted and litigated only in Chicago, Illinois.
     13. Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement.
     14. Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.
     15. Amendment. This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Company (other than Executive).
     16. Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.
     17. Non-Waiver. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and Executive.
     18. Announcement. Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, at the Company’s discretion.
     19. Use of Name, Likeness and Biography. Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent. This right shall terminate upon the termination of this Agreement. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive that is approved in advance by Executive.
     20. Corporate Opportunities. Executive acknowledges that during the course of Executive’s employment by Company, Executive may be offered or become aware of business or investment opportunities in which Company may or might have an interest (a “Corporate Opportunity”) and that Executive has a duty to advise Company of any such Corporate Opportunities before acting upon them. Accordingly, Executive agrees: (a) that Executive will disclose to the Board any Corporate Opportunity offered to Executive or of which Executive becomes aware, and (b) that Executive will not act upon any Corporate Opportunity for Executive’s own benefit or for the benefit of any Person other than Company without first obtaining consent or approval of the Board (whose consent or approval may be granted or denied solely at the discretion of the Board; provided, that Executive, at Executive’s election, may act upon any such Corporate Opportunity for Executive’s benefit or the benefit of any other Person if the Board has not caused Company to act upon any such Corporate Opportunity within sixty (60) days after disclosure of such Corporate Opportunity to Company by Executive.
     21. Right to Insure. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and by signing such applications and other instruments as may be reasonably required by the insurance carriers to which application is made for any such insurance.
     22. Assistance in Litigation. Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall reasonably cooperate with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company will pay Executive a reasonable hourly rate for Executive’s cooperation pursuant to this Section 22.
     23. No Inconsistent Obligations. Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.
     24. Notification of New Employer. Upon termination of this Agreement for any reason, or expiration of this Agreement, Executive hereby consents to the notification by the Company to Executive’s new employer of the provisions of Sections 7, 8, and 9 of this Agreement. In addition, in the event that Executive plans to render services to a company that works in a similar field as the Company, Executive agrees to provide the Company with as much notice as possible of Executive’s intention to join that company or business but in no event will Executive provide less than two weeks notice of that intention; provided, however, the provision of such notice and the Company’s receipt thereof shall not constitute a waiver of any breach of any provision of this Agreement.

     25. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.
     26. Remedies. The parties recognize and affirm that in the event of a breach of Sections 7 and 8 of this Agreement, money damages would be inadequate and the Company would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 7 and 8, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Sections 7 or 8, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that the Company shall have the right to offset the amount of any damages resulting from a breach by Executive of Sections 7 or 8 against any payments due Executive under this Agreement; provided, however, that any such amount offset will be deposited into an escrow account pending adjudication of the dispute giving rise to the offset. The parties agree that if one of the parties is found to have breached this Agreement by a court of competent jurisdiction, the breaching party will be required to pay the non-breaching party’s attorneys’ fees.
     27. Arbitration. Other than as stated in Section 26, the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The arbitration will take place in Chicago, Illinois. All disputes shall be resolved by a one (1) arbitrator. The method for selecting the arbitrator is set forth in the AAA’s Commercial Arbitration Rules. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award those remedies set forth in Section 26. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded, including those set forth in Section 26 where the arbitrator finds Executive violated Sections 7 or 8. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.
     28. Fees and Expenses. To induce the Executive to execute this Agreement and to provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement should the Company fail to perform its obligations under this Agreement:
          (a) In the event that the Executive’s employment is terminated by the Company prior to a Change in Control either for Cause or without Cause, the Company shall reimburse the Executive for any reasonable attorneys’ fees, expenses and court costs incurred by the Executive as a result of any litigation by the Executive regarding the validity, enforceability or interpretation of any provision of this Agreement (including as a result of any litigation by the

Executive regarding the benefits payable to the Executive pursuant to this Agreement); provided, however, that such reimbursement shall only be payable by the Company (i) if the Executive prevails on any material issues involved in such litigation and (ii) upon receipt of proof of such expenses.
          (b) In the event that the Executive’s employment is terminated after a Change in Control either by the Company either for Cause or without Cause or by the Executive for Good Reason, the Company shall reimburse the Executive for any reasonable attorneys’ fees, expenses and court costs incurred by the Executive as a result of any litigation by the Executive regarding the validity, enforceability or interpretation of any provision of this Agreement (including as a result of any litigation by the Executive regarding the benefits payable to the Executive pursuant to this Agreement) upon receipt of proof of such expenses regardless of which party, if any, prevails in the contest.
     29. Tax Gross Up.
          (a) If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Executive under any other agreement in connection with a Change in Control, Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Code an any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, Company (including any successor to Company) shall pay to Executive at the time any such payments are made under or pursuant to this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Executive (the amount of any such payment, the “Parachute Tax Reimbursement”).
          (b) In addition, Company (including any successor to Company) shall “gross up” such Parachute Tax Reimbursement by paying to Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Executive as a result of the Parachute Tax Reimbursement being paid or payable to Executive and/or as a result of the additional amounts paid or payable to Executive pursuant to this sentence, such that after payment of such additional taxes Executive shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement.
          (c) The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by a nationally recognized accounting firm selected by the Company (with all such cost borne by the Company), whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by Executive.
     30. Voluntary Agreement. Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.
     31. No Set-Off; No Mitigation. Except as provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.
     31. Indemnification. The Company agrees that if Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an officer or employee of the Company or is or was serving at the request of the Company as an officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as an officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by the Company’s By-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time, except that this Section 31 shall not apply to the following Proceedings: (a) any Proceeding initiated or brought voluntarily by Executive against the Company or its directors, officers employees or other indemnitees, unless the Board of Directors has authorized or consented to the initiation of the Proceeding (or any part of the Proceeding), and (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Executive of securities of the Company within the meaning of Section 16(b) of the Exchange Act or any similar successor statute. The rights conferred on Executive by this Section 31 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the By-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this Section 31 shall continue until and terminate upon the latest of: (a) the statute of limitations applicable to any claim that could be asserted against Executive with respect to which he may be entitled to indemnification under this Section 31, (b) ten years after the date that Executive has ceased to serve as a director or officer of the Company or as a director, officer, employee, member, or agent of any other corporation, limited liability corporation, partnership, joint venture, trust or other enterprise at the request of the Company, or (c) if, at the later of the dates referred to in (a) and (b) above, there is a pending Proceeding in respect of which Executive is granted rights of indemnification under this Section 31, one year after the final termination of such Proceeding, including any and all appeals. The indemnification and advancement of expenses provided for by this Section 31 shall inure to the benefit of his heirs, executors and administrators.
<remainder of page intentionally left blank>

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

COMPANY

Dated:	October 5, 2006	By:	/s/ Mark E. Pape

		Name:	Mark E. Pape
		Title:	Executive Vice President

EXECUTIVE

Dated:	October 5, 2006	By:	/s/ Kevin R. Callahan

		Name:	Kevin R. Callahan

Exhibit A
Bonus Opportunities
As determined by the Compensation Committee of the Board.

Exhibit B
Restricted Stock Agreement

AFFIRMATIVE INSURANCE HOLDINGS, INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
as amended
RESTRICTED STOCK AWARD AGREEMENT
     This Restricted Stock Award Agreement (this “Agreement”), made as of the 5th day of October, 2006 (the “Grant Date”) by and between Affirmative Insurance Holdings, Inc. (the “Company”), and Kevin R. Callahan (the “Grantee”), evidences the grant by the Company of a Stock Award (the “Award”) of restricted Common Stock, par value $0.01 per share (the “Common Stock”) to the Grantee on such date and the Grantee’s acceptance of the Award in accordance with the provisions of the Company’s Amended and Restated 2004 Stock Incentive Plan, as amended (the “Plan”), a copy of which is attached hereto as Exhibit A.
     NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants and promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1.     Basis for Award. This Award is made pursuant to the Plan for services rendered to the Company by the Grantee.
     2.     Restricted Stock Award. The Company hereby awards and grants to Grantee, in consideration for past services rendered to the Company or an Affiliate of the Company which services have a value in excess of the aggregate par value of the Common Stock awarded to Grantee, 70,000 shares of Common Stock of the Company (the “Restricted Stock Award”) which shall be subject to the restrictions and conditions set forth in the Plan and in this Agreement.
     3.     Vesting. The Restricted Stock Award (the “Restricted Stock”) shall vest and be held subject to the following:
              (a)     provided Grantee continues to provide Continuous Service to the Company or any Affiliate, the Restricted Stock Award will become vested and exercisable with respect to twenty percent (20%) of the Restricted Stock on the first anniversary of October 5, 2006 (the “Vesting Commencement Date”) and thereafter, at the end of each full succeeding year, for four years, on the anniversary date of the Vesting Commencement Date, will become vested and exercisable as to twenty percent (20%) of the Restricted Stock until the Restricted Stock is vested and exercisable with respect to one hundred percent (100%) of the Restricted Stock. If application of the vesting percentage causes a fractional share, such share shall be rounded down to the nearest whole share for each vesting period except for the last period in such vesting period, at the end of which last period this Restricted Stock Award shall become exercisable for the full remainder of the Restricted Stock; and
              (b)     notwithstanding the foregoing, the Restricted Stock shall become immediately vested and free of all restrictions hereunder upon the earliest of the following to occur:
                       (i)     Termination by the Company other than for Cause;

                       (ii)     Termination by the Grantee for Good Reason; or
                       (iii)     Non-renewal of Participant’s employment agreement, to the extent and only to the extent provided in Section 2(b) of Participant’s employment agreement.
For purposes of clarity, a termination due to death or disability of Participant shall not cause the Award to become immediately vested and fully exercisable. For purposes of this Agreement, the terms Cause, Good Reason, death or disability shall have the meaning ascribed to them under the Participant’s employment agreement.
     4.     Compliance with Laws and Regulations. The issuance and transfer of Common Stock shall be subject to compliance by the Company and Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Grantee understands that the Company is under no obligation to register or qualify the Common Stock with the SEC, any state securities commission or any stock exchange to effect such compliance.
     5.     Tax Withholding.
              (a)     Grantee agrees that, subject to Section 5(b) below, no later than the first to occur of (i) the date as of which the restrictions on the Restricted Stock shall lapse with respect to all or any of the Restricted Stock covered by this Agreement or (ii) the date required by Section 5(b) below, Grantee shall pay to the Company (in cash or to the extent permitted by the Board, Company Stock held by the Grantee whose Fair Market Value on the date the Restricted Stock vests is equal to the amount of Grantee’s tax withholding liability) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Restricted Stock for which the restrictions shall lapse. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the shares of such Company Stock.
              (b)     Grantee has the right to elect, within thirty (30) days of the Grant Date, to include in gross income for federal income tax purposes an amount equal to the Fair Market Value of the Restricted Stock less the amount, if any, paid by the Grantee for the Restricted Stock, which was granted hereunder pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. Grantee shall pay to the Company, or make other arrangements satisfactory to the Board to pay to the Company on the date of such grant, any federal, state or local taxes required to be withheld with respect to such Company Stock. If Grantee fails to make such payments, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to such Restricted Stock.
     6.     No Right to Continued Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate the Grantee’s service at any time. In the event Grantee’s employment with the Company is terminated by the Company, by Grantee or as a result of Grantee’s death or disability, no unvested shares of Common Stock shall become vested after such termination of employment.
     7.     Representations and Warranties of Grantee. Grantee represents and warrants to the Company that:
              (a)     Agrees to Terms of the Plan. Grantee has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Grantee acknowledges that there may be adverse tax consequences upon the vesting of Restricted Stock or disposition of the shares of Common Stock once vested, and that Grantee should consult a tax advisor prior to such time.
              (b)     Stock Ownership. Grantee is the record and beneficial owner of the shares of Restricted Stock with full right and power to transfer the Unvested Shares defined below, to the Company free and clear of any liens, claims or encumbrances and Grantee understands that the stock certificates evidencing the Restricted Stock will bear a legend referencing this Agreement.
              (c)     SEC Rule 144. Grantee understands that Rule 144 promulgated under the Securities Act may indefinitely restrict transfer of the Common Stock so long as Grantee remains an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available.
     8.     Dividends. Grantee shall be entitled to receive dividends and distributions paid on all unvested Restricted Stock; provided, however, that no dividends or distributions shall be payable to or for the benefit of Grantee with respect to record dates for such dividends or distributions occurring before or prior to the Vesting Commencement Date, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which Grantee has forfeited the Restricted Stock.
     9.     Voting Rights. Grantee shall be entitled to vote all unvested Restricted Stock; provided, however, that Grantee shall not be entitled to vote Restricted Stock with respect to record dates for any Restricted Stock occurring on or after the date, if any, on which the Grantee has forfeited the Restricted Stock.
     10.     Compliance with U.S. Federal Securities Laws. Grantee understands and acknowledges that notwithstanding any other provision of the Agreement to the contrary, the vesting and holding of the Common Stock is expressly conditioned upon compliance with the Securities Act and all applicable state securities laws. Grantee agrees to cooperate with the Company to ensure compliance with such laws.
     11.     Forfeiture of Unvested Stock. In the event that the Restricted Stock was issued to Grantee solely in consideration for services rendered and shares of unvested Common Stock (“Unvested Shares”) standing the in name of Grantee on the books of the Company do not become vested on or before the expiration of the period during which the applicable vesting conditions must occur, such Unvested Shares shall be automatically forfeited and cancelled as outstanding shares of Common Stock immediately upon the occurrence of the event or time period after which such Unvested Shares may no longer become vested.

     12.     Restrictions on Unvested Shares.
              (a)     Deposit of the Unvested Shares. Grantee shall deposit all of the Unvested Shares with the Company to hold until the Unvested Shares become vested, at which time such vested shares shall no longer constitute Unvested Shares. The Company will deliver to Grantee the shares of Common Stock that become vested upon vesting of such shares. Grantee shall execute and deliver to the Company, concurrently with the execution of this Agreement blank stock powers for use in connection with the transfer to the Company or its designee of Unvested Shares that do not become vested.
              (b)     Restriction on Transfer of Unvested Shares. Grantee shall not transfer, assign, grant a lien or security interest in, pledge, hypothecate, encumber or otherwise dispose of any of the Unvested Shares, or any economic interest or voting rights with respect to the foregoing except as permitted by this Agreement.
     13.     Adjustments. The number of Unvested Shares shall be automatically adjusted to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchanges of shares or other similar event affecting the Company’s outstanding Common Stock subsequent to the date of this Agreement. If Grantee becomes entitled to receive any additional shares of Common Stock or other securities (“Additional Securities”) in respect of the Unvested Shares, the total number of Unvested Shares shall be equal to the sum of (i) the initial Unvested Shares; and, (ii) the number of Additional Securities issued or issuable in respect of the initial Unvested Shares and any Additional Securities previously issued to Grantee.
     14.     Restrictive Legends and Stop-Transfer Orders.
              (a)     Legends. Grantee understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Common Stock, together with any other legends that may be required by state or U.S. Federal securities laws, the Company’s Certificate of Incorporation or Bylaws, any other agreement between Grantee and the Company or any agreement between Grantee and any third party:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER AS SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES. SUCH PUBLIC SALE AND TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.
              (b)     Stop-Transfer Instructions. Grantee agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
              (c)     Refusal to Transfer. The Company will not be required (i) to transfer on its books any shares of Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares have been so transferred.

     15.     Modification. The Agreement may not be modified except in writing signed by both parties.
     16.     Plan. Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms herein which are defined in the Plan have the same definitions as provided in the Plan. The terms and provisions of the Plan are incorporated herein by references, and the Grantee hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.
     17.     Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company to the Plan Administrator for review. The resolution of such a dispute by the Plan Administrator shall be final and binding on the Company and Grantee.
     18.     Entire Agreement. The Plan and Grantee’s employment agreement are incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supercede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency should exist between the nondiscretionary terms and conditions of this Agreement and the Plan, the Plan shall govern and control.
     19.     Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address indicated on the signature page hereof or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (a) personal delivery; (b) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) one (1) business day after deposit with any return receipt express courier (prepaid); or (d) one (1) business day after transmission by facsimile or telecopier.
     20.     Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.
     21.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

     22.     Acceptance. Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. Grantee has read and understands the terms and provisions thereof, and accepts the Award subject to all the terms and conditions of the Plan and this Agreement. Grantee acknowledges that there may be adverse tax consequences upon vesting of the Award or disposition of the underlying shares and that Grantee should consult a tax advisor prior to such exercise or disposition.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

AFFIRMATIVE INSURANCE HOLDINGS, INC.

By:	/s/ Mark E. Pape

Name:	Mark E. Pape

Title:	Chief Financial Officer

GRANTEE
/s/ Kevin R. Callahan

Address:

Affirmative Insurance Holdings, Inc. Restricted Stock Award Agreement	Page 7

EXHIBIT A
Affirmative Insurance Holdings, Inc. 2004 Amended and Restated Stock Incentive Plan
as amended

Exhibit C
Stock Option Agreement

AFFIRMATIVE INSURANCE HOLDINGS, INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
as amended
STOCK OPTION AGREEMENT
     This Stock Option Agreement (the “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Affirmative Insurance Holdings, Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s Amended and Restated 2004 Stock Incentive Plan, as amended (the “Plan”).

Participant:	Kevin R. Callahan

Address:

Total Option Shares:	<number>

Exercise Price Per Share:	<price>

Date of Grant:	October 5, 2006

Expiration Date:	October 5, 2016

Vesting Commencement Date:	October 5, 2006

Vesting Schedule:	The Option will become vested and exercisable with respect to twenty percent (20%) of the Shares (defined below) on the first anniversary of the Vesting Commencement Date set forth above and thereafter, at the end of each full succeeding year, for four years, on the anniversary date of the Vesting Commencement Date the Option will become vested and exercisable as to twenty percent (20%) of the Shares until the Option is vested and exercisable with respect to one hundred percent (100%) of the Shares.

Type of Stock Option:	☐ Incentive Stock Option

☑ Nonstatutory Stock Option
     1. Grant of Option. The Company hereby grants to Participant an option (this “Option”) to purchase the total number of shares of Common Stock of the Company set forth above as Total Option Shares (the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan. If designated as an Incentive Stock Option above, the Option is intended to qualify as an “incentive stock option” (an “ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), although the Company makes no representation or guarantee that such Option will qualify as an ISO.
     2. Exercise Period; Vesting.
          2.1. Exercise Period. Unless expired as provided in Section 3 of this Agreement, this Option may be exercised from time to time after the Date of Grant set forth above (the “Date of Grant”) to the extent the Option has vested in accordance with the vesting schedule in Subsection 2.2.
          2.2. Vesting. Provided Participant’s employment pursuant to his employment agreement has not terminated prior to such vesting dates, the Option will become vested and exercisable according to the Vesting Schedule. If application of the vesting percentage causes a fractional share, such share shall be rounded down to the nearest whole share for each vesting period except for the last period in such vesting period, at the end of which last period this Option shall become exercisable for the full remainder of the Shares. The Shares issued upon exercise of the Option will be subject to the restrictions on transfer set forth in Sections 8 and 9 below.
          2.3. Acceleration of Vesting. Notwithstanding the foregoing, any unvested portion of the Option shall become immediately vested and fully exercisable upon the earliest of the following to occur:
               (a) Termination by the Company other than for Cause;
               (b) Termination by the Participant for Good Reason; or
               (c) Non-renewal of Participant’s employment agreement, to the extent and only to the extent provided in Section 2(b) of Participant’s employment agreement.
For purposes of clarity, a termination due to death or disability of Participant shall not cause the Option to become immediately vested and fully exercisable. For purposes of this Option, the terms Cause, Good Reason, death or disability shall have the meaning ascribed to them under the Participant’s employment agreement.
     3. Expiration. The Option shall expire on the Expiration Date set forth above or earlier as provided in Section 4 below or, if applicable, pursuant to Section 11 of the Plan.
     4. Termination of Continuous Service.
          4.1. Termination for Any Reason Except Death, Disability or Cause. Unless otherwise provided in an employment agreement the terms of which have been approved by the Administrator, if Participant’s Continuous Service is terminated for any reason, except death, disability or for Cause, the Option, to the extent (and only to the extent) that it would have been exercisable by Participant on the date of termination, may be exercised by Participant no later than the one (1) month anniversary of the date of termination, but in any event no later than the Expiration Date.
          4.2. Termination Because of Death or Disability. If Participant’s Continuous Service is terminated because of death or disability of Participant, the Option, to the extent that it would have been exercisable by Participant on the date of termination, may be exercised by Participant (or Participant’s legal representative) no later than twelve (12) months after the date of termination, but in any event no later than the Expiration Date. If permitted by this Agreement, any exercise beyond twelve (12) months after the date of termination when the termination is for Participant’s disability is deemed to be a Nonstatutory Stock Option (an “NSO”) and not an ISO.
          4.3. Termination for Cause. If Participant’s Continuous Service is terminated for Cause, then the Option will expire on the Participant’s date of termination.
          4.4. No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or any Affiliate, or limit in any way the right of the Company or any Affiliate to terminate Participant’s employment or other relationship at any time, with or without Cause.
     5. Manner of Exercise.
          5.1. Stock Option Exercise Agreement. To exercise this Option, Participant (or in the case of exercise after Participant’s death or incapacity, Participant’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Administrator from time to time (the “Exercise Agreement”), which shall set forth, inter alia, (a) Participant’s election to exercise the Option, (b) the number of Shares being purchased, (c) any restrictions imposed on the Shares and (d) any representations, warranties, and agreements regarding Participant’s investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.
          5.2. Limitations on Exercise. The Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. The Option may not be exercised for fewer than one (1) Share unless it is exercised as to all Shares as to which the Option is then exercisable.
          5.3. Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the shares being purchased in cash (by certified check or wire transfer), or where permitted by law and upon written approval by the Administrator:
               (a) by surrender of shares of the Company’s Common Stock that (i) either (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the open public market; and (ii) are clear of all liens, claims, encumbrances or security interests;
               (b) provided that a Listing Date has occurred: (i) through a “same day sale” commitment from Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay for the total Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to the Company, or (ii) through a “margin” commitment from Participant and an NASD Dealer whereby Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from NASD Dealer in the amount of the total Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to the Company; provided, however, a cashless exercise by a Director or executive officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company or an Affiliate in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Securities Exchange Act of 1934, 15 U.S.C. § 78m(k)) shall be prohibited;
               (c) by any other form of legal consideration that may be acceptable to the Administrator; or
               (d) by any combination of the foregoing.
          5.4. Tax Withholding. Prior to the issuance of the Shares upon exercise of the Option, Participant must pay or provide for any applicable federal, state and local withholding obligations of the Company.
          5.5. Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Participant, Participant’s authorized assignee, or Participant’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.
     6. Notice of Disqualifying Disposition of ISO Shares. If the Option is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (a) the date two (2) years after the Date of Grant, and (b) the date one (1) year after transfer of such Shares to Participant upon exercise of the Option, Participant shall immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant from the early disposition by payment in cash or out of the current wages or other compensation payable to Participant.
     7. Compliance with Laws and Regulations. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.
     8. Nontransferability of Option. If the Option is an ISO, the Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant or in the event of Participant’s incapacity, by Participant’s legal representative. The terms of the Option shall be binding upon the executors, administrators, successors and assigns of Participant. If the Option is not an ISO, upon written approval by the Administrator, it may be transferred by gift or domestic relations order to a member of the Participant’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 75% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 75% of the voting interests.
     9. Privileges of Stock Ownership. Participant shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Participant.
     10. General.
          10.1. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Administrator for review. The resolution of such a dispute by the Administrator shall be final and binding on the Company and Participant.
          10.2. Entire Agreement. The Plan and Participant’s employment agreement are incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supercede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency should exit between the nondiscretionary terms and conditions of this Agreement and the Plan, the Plan shall govern and control.
          10.3. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (a) personal delivery; (b) five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) two (2) business day after deposit with any return receipt express courier (prepaid); or (d) one (1) business day after transmission by facsimile.
          10.4. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this

Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.
          10.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
     11. Acceptance. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax advisor prior to such exercise or disposition.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Participant has executed this Agreement, effective as of the Date of Grant.

AFFIRMATIVE INSURANCE HOLDINGS, INC.

By:	/s/ Mark E. Pape

Name:	Mark E. Pape
Title:	Executive Vice President

PARTICIPANT
/s/ Kevin R. Callahan

(Signature)

Printed Name: Kevin R. Callahan

EXHIBIT A
FORM OF STOCK OPTION EXERCISE AGREEMENT

AFFIRMATIVE INSURANCE HOLDINGS, INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
as amended
STOCK OPTION EXERCISE AGREEMENT
     This Stock Option Exercise Agreement (the “Exercise Agreement”) is made and entered into as of                                          (the “Effective Date”), by and between Affirmative Insurance Holdings, Inc., a Delaware corporation (the “Company”), and the purchaser named below (the “Purchaser”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s Amended and Restated 2004 Stock Incentive Plan, as amended (the “Plan”) or the Stock Option Agreement.

Participant:

Social Security Number:

Address:

Option Shares Being Purchased:

Exercise Price Per Share:

Date of Grant:

Expiration Date:

Type of Stock Option:	☐ Incentive Stock Option

☐ Nonstatutory Stock Option
     1. Exercise of Option.
          1.1. Exercise. Pursuant to exercise of that certain option (the “Option”) granted to Purchaser under the Plan and the Stock Option Agreement and subject to the terms and conditions of this Exercise Agreement, Purchaser hereby purchases from the Company, and the Company hereby sells to Purchaser, the Total Number of Shares set forth above (the “Shares”) of the Company’s Common Stock at the Exercise Price Per Share set forth above (the “Exercise Price”). As used in this Exercise Agreement, the term “Shares” refers to the Shares purchased under this Exercise Agreement and includes all securities received (a) in replacement of the Shares, (b) as a result of stock dividends or stock splits with respect to the Shares, and (c) all securities received in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction.

Affirmative Insurance Holdings, Inc. Stock Option Exercise Agreement	Page 1

          1.2. Title to Shares. The exact spelling of the name(s) under which Purchaser will take title to the Shares is:
          Purchaser desires to take title to the Shares as follows:
          ☐ Individual, as separate property
          ☐ Husband and wife, as community property
          ☐ Joint Tenants
          ☐ Other; please specify:
          1.3. Payment. Purchaser hereby delivers payment of the Exercise Price in cash (by check), whether or not acquired through a loan from the Company, in the amount of $                                        , receipt of which is acknowledged by the Company.
     2. Delivery.
          2.1. Deliveries by Purchaser. Purchaser hereby delivers to the Company (a) this Exercise Agreement, (b) if Purchaser is married, a consent of spouse in the form of Exhibit A attached hereto executed by Purchaser’s spouse, (c) the Exercise Price and payment or other provision for any applicable tax obligations in the form of a check, or, if permitted under applicable law and permitted by the Administrator, a secured full recourse promissory note (“Note”) and (d) if the Purchaser has provided a Note for exercise of the Shares, a stock pledge agreement executed by Purchaser (“Pledge Agreement”) and two (2) copies of a blank stock power (“Stock Power”), both executed by Purchaser (and Purchaser’s spouse, if any).
          2.2. Deliveries by the Company. Upon its receipt of the Exercise Price, payment or other provision for any applicable tax obligations and all the documents to be executed and delivered by Purchaser to the Company under Section 2.1 hereof, the Company will issue a duly executed stock certificate evidencing the Shares in the name of Purchaser, provided, however, if the Purchaser has provided a Note for exercise of the Shares, such stock certificate shall be placed in escrow as provided in Section 10 hereof to secure payment of Purchaser’s obligation under the Note.
     3. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company that:
          3.1. Agrees to Terms of the Plan. Purchaser has received a copy of the Plan and the Stock Option Agreement, has read and understands the terms of the Plan, the Stock Option Agreement and this Exercise Agreement, and agrees to be bound by their terms and conditions. Purchaser acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares, and that Purchaser should consult a tax advisor prior to such exercise or disposition.
          3.2. SEC Rule 144. Purchaser understands that Rule 144 promulgated under the Securities Act may indefinitely restrict transfer of the Shares so long as Purchaser remains an

Affirmative Insurance Holdings, Inc. Stock Option Exercise Agreement	Page 2

“affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available.
     4. Compliance with Securities Laws. Purchaser understands and acknowledges that, notwithstanding any other provision of the Stock Option Agreement to the contrary, the exercise of any rights to purchase any Shares is expressly conditioned upon compliance with the Securities Act and all applicable state securities laws. Purchaser agrees to cooperate with the Company to ensure compliance with such laws.
     5. Rights as a Stockholder. Subject to the terms and conditions of this Exercise Agreement, Purchaser will have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that Shares are issued to Purchaser until such time as Purchaser disposes of the Shares.
     6. Escrow. If the Purchaser has provided a Note for exercise of the Shares, as security for Purchaser’s faithful performance of this Exercise Agreement, Purchaser agrees, immediately upon receipt of the stock certificate(s) evidencing the Shares, to deliver such certificate(s), together with the Stock Powers executed by Purchaser and by Purchaser’s spouse, if any (with the date and number of Shares left blank), to the Secretary of the Company or other designee of the Company (the “Escrow Holder”), who is hereby appointed to hold such certificate(s) and Stock Powers in escrow and to take all such actions and to effectuate all such transfers and/or releases of such Shares as are in accordance with the terms of this Exercise Agreement. Purchaser and the Company agree that Escrow Holder will not be liable to any party to this Exercise Agreement (or to any other party) for any actions or omissions unless Escrow Holder is grossly negligent or intentionally fraudulent in carrying out the duties of Escrow Holder under this Exercise Agreement. Escrow Holder may rely upon any letter, notice or other document executed with any signature purported to be genuine and may rely on the advice of counsel and obey any order of any court with respect to the transactions contemplated by this Exercise Agreement. The Shares will remain in escrow so long as they are subject to the Pledge Agreement.
     7. Tax Consequences. PURCHASER UNDERSTANDS THAT PURCHASER MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PURCHASER’S PURCHASE OR DISPOSITION OF THE SHARES. PURCHASER REPRESENTS: (a) THAT PURCHASER HAS CONSULTED WITH ANY TAX ADVISOR THAT PURCHASER DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND (b) THAT PURCHASER IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.
     8. Compliance with Laws and Regulations. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and Purchaser with all applicable state, local and U.S. Federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.
     9. Successors and Assigns. The Company may assign any of its rights under this Exercise Agreement. This Exercise Agreement shall be binding upon and inure to the benefit of

Affirmative Insurance Holdings, Inc. Stock Option Exercise Agreement	Page 3

the successors and assigns of the Company. This exercise Agreement will be binding upon Purchaser and Purchaser’s heirs, executors, administrators, legal representatives, successors and assigns.
     10. Governing Law; Severability. This Exercise Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Exercise Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
     11. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Purchaser shall be in writing and addressed to Purchaser at the address indicated above or to such other address as Purchaser may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, (a) five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested), (b) two (2) business day after its deposit with any return receipt express courier (prepaid), or (c) one (1) business day after transmission by facsimile.
     12. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Exercise Agreement.
     13. Headings. The captions and headings of this Exercise Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Exercise Agreement.
     14. Entire Agreement. The Plan, the Stock Option Agreement and this Exercise Agreement, together with all Exhibits thereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Exercise Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof. If there is any inconsistency between the terms of this Exercise Agreement and the terms of the Plan and Stock Option Agreement, the terms of the Plan and Stock Option Agreement shall govern and control.
[SIGNATURE PAGE FOLLOWS]

Affirmative Insurance Holdings, Inc. Stock Option Exercise Agreement	Page 4

     IN WITNESS WHEREOF, the Company has caused this Exercise Agreement to be executed in triplicate by its duly authorized representative and Purchaser has executed this Exercise Agreement in triplicate as of the Effective Date, indicated above.

AFFIRMATIVE INSURANCE HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

(Signature)
Printed Name:

Affirmative Insurance Holdings, Inc. Stock Option Exercise Agreement	Page 5

EXHIBIT A
SPOUSE CONSENT
     The undersigned spouse of                                                              (the “Purchaser”) has read, understands, and hereby approves the Stock Option Exercise Agreement (the “Agreement”) between Purchaser and Affirmative Insurance Holdings, Inc., a Delaware corporation (the “Company”). In consideration of the Company’s granting my spouse the right to purchase the Shares as set forth in the Agreement, the undersigned hereby agrees to be irrevocably bound by the Agreement and further agrees that any community property interest I may have in the Shares shall similarly be bound by the Agreement. The undersigned hereby appoints Purchaser as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Dated:

SPOUSE

(Signature)

Printed Name

Address:

Exhibit D
SEVERANCE AND RELEASE AGREEMENT

SEPARATION AGREEMENT AND RELEASE
     THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Kevin R. Callahan (“Executive”) and Affirmative Insurance Holdings, Inc. (“the Company”).
     WHEREAS the parties acknowledge and agree that Executive and the Company entered into an Employment Agreement effective on October 5, 2006 (“Employment Agreement”);
     WHEREAS the Employment Agreement has been terminated and Executive’s last date of employment was                      (“Separation Date”); and
     WHEREAS Executive and the Company desire to settle fully and finally any and all differences between them, including, but not limited to, any and all differences arising from or in any way connected with Executive’s employment with the Company or the termination of that employment.
     NOW, THEREFORE, in consideration of the mutual promises, agreements and valuable consideration contained herein, the sufficiency of which is hereby acknowledged, it is agreed as follows:
     1. Separation Payments and Benefits.
          (a) Pursuant to Section 6 of the Employment Agreement, and in exchange for execution of this Agreement and Executive’s release of claims against the Releasees in Paragraph 2, Executive will receive the appropriate severance payment and/or benefits, as applicable, pursuant to Section 5 of the Employment Agreement;
          (b) If Executive does not execute this Agreement within twenty-one (21) calendar days from the Separation Date pursuant to Paragraph 4(a) below, or if Executive revokes this Agreement pursuant to Paragraph 4(b) below, or if Executive is otherwise in non-compliance with this Agreement, the Company will have no obligation to provide severance payments and/or benefits, as specified in this Paragraph 1.
          (c) Executive acknowledges that the separation payments and/or benefits, as applicable, described in Paragraphs 1(a) and (b), are good and valuable consideration for the release and other covenants he is making in this Agreement and are in addition to any consideration to which he may already be entitled. Executive also acknowledges and agrees that neither the Company nor its attorneys have made any representations regarding the tax consequences, if any, of the severance payments and/or benefits referenced in this Paragraph 1.
          (d) Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments which are vested as of the Separation Date under any applicable tax qualified pension or other tax qualified or non-qualified benefit plans, pursuant to the terms and conditions of the applicable plan.

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     2. Release.
          (a) General Release. As a material inducement for the Company to enter this Agreement, except for (i) a claim based upon a breach of this Agreement, and (ii) a claim which is expressly preserved by this Agreement, Executive does hereby agree to release and forever discharge the Company (including, without limitation, the Company’s affiliates, owners, stockholders, agents, directors, officers, members, partners, employees, insurers, representatives, lawyers, management consultants, human resource consultants, employee welfare benefit plans, pension plans and/or deferred compensation plans and their trustees, administrators, or other fiduciaries, the successors or assigns of any of the foregoing, and all persons acting by, through, under, or in concert with them, or any of them) (hereinafter the “Releasees”) from any and all claims, complaints, liabilities or obligations of any kind whatsoever, whether known or unknown, arising in tort or contract, which Executive may have, now has, or has ever had arising from Executive’s employment with the Company or any predecessor or the termination of that employment, or any other matter or event which may have occurred as of the date of this Agreement, other than as provided in under (i) and (ii) above (“Released Claims”). Executive understands and agrees that the Released Claims include, without limitation, any and all claims, complaints, liabilities or obligations under applicable federal, state or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act, and the Age Discrimination in Employment Act (“ADEA”), or any other federal, state, or local statute, regulation, or ordinance governing employment, discrimination in employment, and/or the payment of wages or benefits, other than as provided in (i) and (ii) above.
          (b) Warranty That Claims Have Not Been Assigned Or Conveyed. Executive represents and warrants that he is the only person who may be entitled to assert any claims against the Company arising from his former employment with the Company and the termination of such employment, and that he has not assigned or conveyed to anyone else any part of or interest in such claims against the Company. Executive agrees to indemnify and hold the Company harmless from any liability, demand, cost, expense, or attorneys’ fee incurred as the result of the assertion of any such claim or claims by any other person based on such an assignment or conveyance from Executive.
          (c) Waiver of Right to Bring Released Claims. Executive further agrees not to bring any Released Claims against the Releasees, either individually or collectively; provided however, that Executive may file a lawsuit to challenge the validity of the release of his ADEA claims under this Agreement, including the knowing and voluntary nature of the ADEA release under the OWBPA. Nothing in this Paragraph 2(b) shall interfere with Executive’s right to file a charge with, or cooperate or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or other federal or state regulatory or law enforcement agency. However, the consideration provided to Executive in this Agreement shall be the sole relief provided for the Released Claims and Executive will not be entitled to recover and Executive agrees to waive any monetary benefits or recovery against the Releasees in connection with any such charge or proceeding without regard to who has brought such charge or proceeding.

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          (d) Costs of Enforcement. Executive agrees that if he breaches this Agreement and brings a Released Claim against any of the Releasees or otherwise breaches this Agreement, Executive shall be liable for any and all expenses incurred by the person or entity who has to defend the action, including reasonable attorney’s fees; provided however, that this Paragraph 2(c) shall not apply to charges filed by Executive with the EEOC or other federal or state regulatory or law enforcement agency or to claims initiated by Executive to challenge the validity of the release of ADEA claims under this Agreement, including the knowing and voluntary nature of the ADEA release under the OWBPA.
     3. Return of Company Property. By the close of business on Executive’s Separation Date, Executive agrees to return to the Company all property and Confidential Information (as defined in the Employment Agreement) belonging to the Releasees in his possession or under his control.
     4. Knowing and Voluntary Execution. Executive understands and agrees as follows:
(a)	Executive may take up to twenty-one (21) calendar days from the Separation Date to consider whether or not he desires to execute this Agreement;

(b)	Executive may revoke this Agreement at any time during the seven (7) calendar day period after he signs and delivers this Agreement to the Company’s General Counsel. Any such revocation must be in writing and personally delivered to the Company’s General Counsel by the end of the seventh (7th) calendar day. Executive understands that this Agreement is not effective, and Executive is not entitled to the separation payments and benefits specified in Paragraph 1, until the expiration of this seven (7) calendar day revocation period. Executive understands that upon the expiration of such seven (7) calendar day revocation period, this entire Agreement will be binding upon Executive and will be irrevocable;

(c)	Executive has carefully read and fully understands all of the provisions of this Agreement;

(d)	Executive knowingly and voluntarily agrees to all of the terms set forth in this Agreement and to be bound by this Agreement;

(e)	Executive is hereby advised in writing to consult with an attorney and tax advisor of his choice prior to executing this Agreement and has had the opportunity and sufficient time to seek such advice;

(f)	Executive understands that rights or claims under the Age Discrimination in Employment Act that may arise after the date this Release is executed are not waived; and

(g)	Executive agrees that the separation pay provided in this Agreement is in addition to any consideration to which he may already be entitled.

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     7. Interpretation. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     8. Governing Law and Consent to Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction. The Parties agree that any dispute relating to or arising out of this Agreement will be heard and decided in a state or federal court of competent jurisdiction in Chicago, Illinois.
     9. Representations. The parties to this Agreement represent and acknowledge that in entering and executing this Agreement, they have not relied upon any representations or statements made by any other party to this Agreement, or by the agents, representatives, or attorneys of any other party, with regard to the subject matter, basis, or effect of this Agreement.
     10. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, except for Executive’s continuing obligations under the Employment Agreement, including, without limitation, Sections 7 and 8 of the Employment Agreement. This Agreement cannot be amended or modified, unless such amendment or modification is in writing and signed by the Company and the Executive.
     11. Third-Party Beneficiaries. Executive acknowledges and agrees that the terms of this Agreement, including, without limitation, the releases of claims by Executive, will inure to the benefit of all Releasees.
     12. Severability. Should any court of competent jurisdiction declare any provision of this Agreement to be wholly or partially illegal, invalid, or unenforceable, the offending provision shall be stricken and all remaining provisions shall remain in full force and effect and shall be unaffected by such declaration.
     13. No Admission of Liability. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by Executive or the Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.
     14. Waiver of Breach. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing and signed by the Chief Financial Officer of the Company and the Executive.
     15. Non-Disparagement. The Executive agrees that on and after the date of this Agreement, he will not make any disparaging, critical or derogatory statement about the Company or any affiliate or their shareholders or any of their officers, directors or employees or otherwise make any disparaging comment on any aspects of Executive’s employment with the

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Company, and the officers of the Company agree not to issue a public statement containing, or otherwise make, any disparaging, critical or derogatory statement about the Executive or Executive’s employment with the Company; provided that the provisions of this paragraph shall not apply to testimony as a witness, any disclosure required by law to be made by the Company or the Executive, the assertion of or defense against any claim of breach of this Agreement and shall not require either party to make false statements or disclosures.
     PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND RELEASE INCLUDES THE RELEASE OF ALL CLAIMS AGAINST THE COMPANY, KNOWN OR UNKNOWN, THAT MAY HAVE OCCURRED AS OF THE DATE OF THIS AGREEMENT, INCLUDING ALL CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.
     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

COMPANY

Dated:	By:

Name: [ ]
Title: [Title]

EXECUTIVE

Dated:	By:

Name: Kevin R. Callahan

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